Extended Option Agreement

This Extended Option Agreement (“Extended Agreement”) made and entered into as of July 15, 2009 amends the May 15th, 2009 Option Agreement (“Option Agreement”) by and between Coastal Pacific Mining Corp. (“CPM”), a company incorporated in the Province of Alberta, Canada, and Trio Gold Corp (“TRIO”), a company incorporated in the Province of Alberta, Canada (collectively, the “Parties”).

The Parties hereto agree to the following amendments to the Option Agreement:

A.	TRIO grants CPM a ninety (90) day non-exclusive right to earn a 40% undivided interest in the Claims as outlined in the Option Agreement.

B.
CPM understands and agrees that TRIO, by extending the time for CPM to fulfill its obligation, will seek funding by either a 3td party Joint Venture (exclusive of CPM) or by capital equity of shares. CPM further acknowledges that In the event that TRIO is successful in obtaining the funds to commence a drill program prior to CPM having contributed its required capital of one million U.S. dollars, the rights of CPM to earn an interest in TRIO's Claims shall terminate without further notice, unless the Parties hereto agree to new terms for CPM to continue to earn an interest in the Claims.

C.	TRlO, for granting this Extended Agreement, will receive from CPM a total of 300,000 common shares of CPM subject to SEC Rule 144, to be issued immediately.

D.	CPM and TRIO acknowledge that, at TRIO's option, it may extend the terms of this Extended Agreement beyond the 90 day period.

E.
CPM acknowledges that its option to earn an interest through this Extended Agreement shall be 40%, not 45% as stated in the Option Agreement and that by completing a bankable feasibility it may increase its interest to 70%, not 75%. All other terms and conditions of the Option Agreement shall remain.

IN WITNESS WHEREOF, the parties have executed this Extended Agreement effective as of the date first set forth above.

For Coastal Pacific Mining Corp /s/ Joe Bucci
Joe Bucci Corporate Manager
for TRIO GOLD CORP. /s/ Harry Ruskowsky
Harry Ruskowsky President and Chief Executive Officer